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Federal Signal Corporation Acquires Codespear
Broadens Integrated Security Solutions Portfolio
Oak Brook, Ill., January 15, 2007 — Federal Signal Corporation announced today that it has acquired the business and assets of Birmingham, Michigan, based Codespear, LLC. Codespear is a privately held developer of specialized software used in emergency management situations. Applications for the software include integrated interoperable communications for first responders, and alert notification and cross-agency collaboration for municipal, county, state and federal governments, and large industrial firms. The acquisition provides a solid industry platform for interoperable communications that further enables Federal Signal’s expanding suite of integrated security and well-being solutions.
“The acquisition of Codespear fits tightly with our new vision and provides a technology platform that will enhance the functionality, intelligence and interoperability of our core solutions,” said Robert D. Welding, president and CEO of Federal Signal Corporation. “Codespear’s robust real-time communications solutions, software development talent and proven IP-based platform will boost Federal Signal’s ability to meet our customers’ increasing demands for integrated security solutions. We consider this acquisition to be an important next step in transforming from a diversified industrial conglomerate into a corporation focused on providing integrated solutions that enhance security and well-being.”
The Codespear solution is enabling real-time communications today for hundreds of thousands of employees, citizens and first responders regardless of their communications device of choice.
Codespear will be immediately integrated into Federal Signal’s Safety Products Group, and the advanced communications technology will be leveraged across Federal Signal’s enterprise-wide portfolio. To better reflect the increased focus of the Safety Products Group on meeting the emerging safety and security needs of customers, the group has been renamed the Federal Signal Safety and Security Systems Group. The Company acquired Codespear for approximately $17 million, and the transaction is expected to be slightly accretive in 2007.
About Codespear
Codespear is an interoperable communications and instant alert notification software solution that enables public safety personnel, government organizations, citizens and corporations to connect anytime, anywhere and on any communications device regardless of existing infrastructure, hardware or frequencies. Visit http://www.codespear.com for more information.
About Federal Signal Corporation
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. In addition, the company operates consumable industrial tooling businesses. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. www.federalsignal.com
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